Exhibit 99.1

Median Group Inc. Announces Private Placement of 100,000,000 of its Shares

Standing L-R: Ahmad Shukri Abdul Ghani (Median), Michael Teh Hooi Leong,

Zahisham Kamaruzaman and Shahril Hishamuddin (all from Getthiss)

Sitting L - R: Shazilan Dahalan (Median), Muhammad Dzulnun Huraira and Hisyamudin Supian (all from Getthiss)

Kuala Lumpur, Oct. 19, 2016 - Median Group Inc. (OTC Market ticker: CHMD), a telecommunication and financial technology company ("Median"), today announced a private placement of 100,000,000 of its common stocks to Getthiss Innovation Sdn. Bhd. ("Getthiss") to signify its strategic collaboration with an independent marketing platform provider in Malaysia.

"We have found a strategic shareholder who brings in a strong network of members that could potentially expand our market reach beyond our traditional market segment. We are currently at the advanced stage of discussion with Getthiss, and we hope that we will be able to work together in successfully going forward," stated Andrew Hwan Lee, President of Median. "We are pleased to have found a strong partner who will play an important role in the distribution of our products and services in Malaysia through their extensive distribution platform."

Mr. Lee continued, "I am grateful to our shareholders, investors and partners who have stood by us during this challenging time. We are excited with this new development and will continue to expand our business offering, and hence work towards increasing shareholders' value."

About Median Group Inc.

Median Group Inc. aims to become a leading mobile service and technology provider focusing on mobile communications and applications, financial technology and services ("fintech") in addition to digital market place to closed-group communities. The Company's mission is to best serve the community through building digital technology eco-system. Median is headquartered in Kuala Lumpur, Malaysia.

For more information about Median, please visit: www.mediangroupinc.com.

About Getthiss Innovation Sdn. Bhd.

Getthiss Innovation Sdn. Bhd. is an independent advertising platform provider which emulates the business concept and model of web-based advertising systems in the likes of Facebook, Alibaba, Amazon, Lazada and not to mention the localized version namely Mudah. In addition, Getthiss offers a rewarding opportunity for professionals and entrepreneurs to create an income stream from advertising packages in the company. With its strategic business investment, Getthiss aspires to position itself as a telecommunication services provider under its own branding through white label, to deploy its own electronic distribution platform for managing its telco packs and reloads and a payment gateway provider.

Its related company, Getthiss (M) Sdn Bhd is promoting a range of halal certified organic skincare and cosmetic products through a network marketing channel to cater to its growing members. With this partnership, its members will benefit greatly from the new value added services offered by the company. "We believe the partnership between Getthiss and Median Group Inc. will enhance our image and provide our members with the confidence to grow the network further; and we are looking forward for a successful and rewarding business relationship with Median", proclaimed Mr. Muhammad Dzulnun Huraira, the Founder of Getthiss Innovation Sdn Bhd.

Contacts

Media Relations/Investor Relations:
Median Group Inc.
info@mediangroupinc.com